EXHIBIT 99.7
                                                                    ------------
April 24, 2001


Heartland Springs Investment Company
c/o Heartland Industrial Partners, L.P.
55 Railroad Avenue
Greenwich, CT 06830


                RE:  SPRINGS INDUSTRIES, INC.
                     -----------------------

Ladies and Gentlemen:

           Heartland Industrial Partners, L.P. ("HEARTLAND") and other investors intend to consummate a recapitalization (the "RECAPITALIZATION") of Springs Industries, Inc. (the "COMPANY") through the merger of Heartland Springs Investment Company ("MERGER SUBSIDIARY") into the Company under a recapitalization agreement between Merger Subsidiary and the Company (as in effect at the time of its signing, the "RECAPITALIZATION AGREEMENT") and related agreements. We are pleased to advise you that, subject to the following conditions and subject to reduction as provided in Section 3.2(a) of the Shareholders Agreement (as defined in the Recapitalization Agreement), Heartland hereby commits to invest up to $225.0 million in cash to the extent necessary to consummate the Recapitalization as contemplated by the Commitment Letter with The Chase Manhattan Bank to purchase shares of Merger Subsidiary immediately prior to the Recapitalization at the price per share equal to the price per share to be paid to the public shareholders of the Company pursuant to the Recapitalization.

           1. CONDITIONS. Our commitment is subject to the satisfaction of the conditions to Merger Subsidiary's obligations under the Recapitalization Agreement (other than those conditions related to the receipt of equity financing from Heartland contemplated by this commitment letter). We will be entitled to the rights under, and obligated by, those Shareholders Agreement provisions separately agreed to. Our commitment herein shall terminate in the event of a termination of the Recapitalization Agreement in accordance with the terms thereof.

           2. FURTHER ASSURANCES. Merger Subsidiary agrees to issue the shares to Heartland and register the shares in the names and denominations requested by Heartland. Each of the parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this agreement.

           3. MISCELLANEOUS. This commitment letter shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto irrevocably



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and unconditionally submits for itself and its property in any legal action or proceeding relating to this commitment letter of the transaction contemplated hereby to the jurisdiction of the Courts of the State of New York (located in New York City) and the Courts of the United States for the Southern District of New York. The parties hereto agree to waive any rights to a jury trial in connection herewith. This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The provisions of this commitment letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors, including the surviving corporation in the Recapitalization. This commitment letter may not be assigned.

                            [SIGNATURE PAGE FOLLOWS]


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           If this letter is agreeable to you, please so indicate by signing in the space indicated.

                                     Very truly yours,

                                     HEARTLAND INDUSTRIAL PARTNERS, L.P.

                                     By:  Heartland Industrial Associates L.L.C.
                                          its General Partner



                                     By:  /s/ Daniel P. Tredwell
                                          -------------------------------
                                          Name: Daniel P. Tredwell
                                          Title: Senior Managing Director



Accepted and agreed to as of
the date first written above:

HEARTLAND SPRINGS INVESTMENT COMPANY


By:  /s/ David A. Stockman
     ------------------------------
     Name: David A. Stockman
     Title: President